Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Corporation Reports Third Quarter 2018 Results

SAN JUAN, Puerto Rico, November 8, 2018 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced its third quarter 2018 results.

Quarterly Consolidated and Other Highlights

•
During the third quarter of 2018, the Company recorded approximately $52.3 million of unfavorable prior period reserve development (approximately $35.9 million after-tax impact, or $1.57 per share) as the Property and Casualty segment received additional claim information related to Hurricane Maria that merited increases to its already reported gross reserves;

•	Net loss of $17.6 million, or $0.77 loss per share, versus net income of $21.9 million, or $0.91 per diluted share, in the prior-year period;
•
Adjusted net loss of $22.2 million, or $0.97 loss per share, versus adjusted net income of $18.7 million, or $0.77 per diluted share, a year ago, mostly reflecting the after-tax impact of the unfavorable reserve development in the Property and Casualty segment related to Hurricane Maria claims;

•
Adjusted net income for the third quarter of 2018, excluding the impact of the Property and Casualty segment unfavorable development, would have been $13.7 million, or $0.60 per diluted share.  Adjusted net income excluding the estimated favorable hurricane-related impact in the Managed Care segment’s utilization and the hurricane-related net retained losses recognized by the Property and Casualty segment for the 2017 quarter would have been $13.4 million, or $0.55 per diluted share;

•	Operating revenues of $764.0 million, a 4.5% increase from the prior-year period, reflecting higher Managed Care premiums;
•	Consolidated loss ratio rose 570 basis points to 87.4%, primarily driven by the unfavorable reserve development related to Hurricane Maria claims recognized by the Property and Casualty segment;
•
Medical loss ratio (“MLR”) rose 80 basis points to 83.2%, primarily driven by hurricane-related lower Managed Care utilization in the 2017 period, offset in part by higher average premium rates in 2018;

•	Consolidated operating loss of $25.6 million compared to operating income of $28.3 million in the prior-year period;
•
Under the Company’s share repurchase program, during the third quarter of 2018, 259,925 shares were repurchased at an aggregate cost of $6.0 million.  As of November 7, 2018, $12.5 million remains available in the program.

Triple-S Management Corporation

"Our third quarter results saw continued improvement in our core Managed Care segment, but were clearly impacted by an additional unfavorable prior period reserve development at our Property and Casualty segment, reflecting a significant increase in new claims and claim amendments received shortly before Hurricane Maria’s first anniversary," said Roberto Garcia-Rodriguez, President and Chief Executive Officer.  "New claims jumped from a three-month average of 160 in June, July and August to 613 in September, and have since declined sharply to approximately 40 in October – signaling that September was an outlier rooted in the belief among many that they had up to a year after the event to file their claims.”

“In response to the material increase in estimated gross losses, we recently purchased a multi-year retroactive and prospective reinsurance contract at rates significantly better than those that we were quoted during the second quarter," continued Mr. Garcia-Rodriguez.  “The retroactive reinsurance provides us with several benefits – it improves our P&C segment’s statutory capital and surplus as well as its risk-based capital ratio, and it reduces the amount of additional capital infusion required into the segment, allowing us to preserve capital at the holding company to continue investing in strategic priorities.  Furthermore, the prospective reinsurance locks in pricing for $180 million of catastrophe protection for the next five years.  Importantly, while reserves can continue to shift, we believe that we will not experience additional significant loss reserve developments going forward, based on the additional reserve taken in the third quarter, the sharp reduction of new claims in October, the number of cases closed and the status of individual case reserves.”

“With respect to Managed Care, our long-term strategy remains firmly on track," added Mr. Garcia-Rodriguez.  "Most importantly, we are excited that our 2019 Medicare Advantage HMO contract was recently upgraded to a 4.5-star quality rating for payment year 2020, confirming the effectiveness of our clinical, analytical and contracting initiatives.  The plan to consolidate our prescription drug benefits under one pharmacy benefits manager by January 2019 is well underway, and is expected to create future operational efficiencies and cost savings.  In addition, the new model for the Puerto Rico government health plan was launched last week, and while it’s still very early in the open-enrollment period, we are seeing encouraging signals from our points of sales and service, suggesting that Medicaid members recognize the value of the Triple-S brand, the breadth of our network and the quality of our services.  Finally, we continue to modernize our infrastructure and strengthen our clinic network to support sustainable growth, expand our margins and create long-term value for our shareholders."

Selected Consolidated Quarterly Details

•
Consolidated premiums earned were $742.4 million, up 3.9% from the prior-year period, primarily reflecting higher Medicaid and Medicare premiums within the Managed Care segment. Growth in Medicaid premiums mostly reflects an increase in membership. In the Medicare business, premiums increased due to the Company’s achievement of a four-star rated Medicare Advantage HMO contract this year, resulting in a 5% bonus applied to the benchmark used in the premium calculation, as well as an increase in the 2018 Medicare reimbursement rates. These increases were partially offset by lower Commercial and Medicare membership.

•
Consolidated claims incurred were $648.6 million, up 11.1% year-over-year, mostly driven by $52.3 million in unfavorable prior period reserve development in the Property and Casualty segment related to Hurricane Maria, as well as significantly lower Managed Care utilization following the hurricanes that occurred in the prior-year period. During the third quarter of 2018, the Property and Casualty segment received significant new claims and additional information on existing claims related to Hurricane Maria, which resulted in the additional unfavorable prior period reserve development. Consolidated loss ratio of 87.4% rose 570 basis points from the prior-year period, primarily driven by this development.

•
Consolidated operating expenses of $141.0 million increased by $21.8 million, or 18.3%, from the prior-year period, while the Company’s operating expense ratio increased 230 basis points year-over-year to 18.9%. The increase in operating expenses primarily reflected the reinstatement of the Health Insurance Providers fee (“HIP fee”) of $13.1 million, higher professional services and personnel costs related to the Company’s ongoing Managed Care initiatives, and implementation costs related to the new Medicaid model that became effective November 1, 2018.

Triple-S Management Corporation

•	Consolidated income tax benefit was $3.4 million, compared to an expense of $11.8 million in the prior-year period, primarily reflecting losses in the Property and Casualty segment.

Selected Managed Care Segment Quarterly Details

•	Managed Care premiums earned were $680.7 million, up 4.1% year over year.

o
Medicare premiums earned of $283.6 million increased 7.3% from the prior-year period, largely reflecting an increase in Puerto Rico´s 2018 Medicare fee-for-service benchmark for the first time since 2012, an increase in premium rates as the result of attaining the four-star rating in the Company’s 2018 HMO product, and higher average membership risk score. These increases were partially offset by a decrease in member month enrollment of approximately 33,000.

o
Medicaid premiums earned improved 4.7% from the prior-year period to $199.8 million, primarily reflecting an increase of 54,000 in member month enrollment, $8.7 million of additional premiums related to the achievement of the contract’s quality incentive metrics, and $3.6 million associated with the reinstatement of the HIP fee pass-through in 2018. These increases were partially offset by the impact of the profit sharing accrual, which decreased 2018 premiums by approximately $5.6 million.

o
Commercial premiums earned of $197.3 million declined 0.8% from the prior-year period, mainly due to an approximate decline of 55,000 in fully-insured member month enrollment, and partially offset by the reinstatement of the HIP fee pass-through and higher premium rates.

•
Reported MLR of 83.2% increased 80 basis points from the prior year primarily reflecting lower utilization in the prior-year period related to hurricanes. The impact of the hurricanes reduced claims in the third quarter of 2017 by an estimated $32.9 million, or 500 basis points of MLR. Excluding this impact on utilization, adjusting for prior period reserve developments and moving risk-score revenue to its corresponding period, Managed Care MLR would have been approximately 84.1% in the third quarter of 2018, 110 basis points lower than the prior-year period.

Subsequent Event

On November 2, 2018, the Company’s Property and Casualty subsidiary entered into a multi-year high excess cover reinsurance agreement that includes both retroactive and prospective covers. The agreement is effective from April 1, 2018 until March 31, 2023. The retroactive portion is an adverse development reinsurance cover providing for $50 million of coverage in excess of the $76.5 million second quarter adverse reserve development. The prospective portion of the agreement provides catastrophe umbrella coverage for a five-year period ending March 31, 2023.

2018 Outlook

The Company is maintaining its full year 2018 directional guidance for its Managed Care Commercial and Medicare Advantage membership and adjusting its expected Medicare MLR guidance, while raising directional guidance for premiums earned in its Life Insurance segment.  More specifically:

•	In the Commercial business, the Company continues to expect full-year at-risk member month enrollment between 3.7 million and 3.8 million, and full-year MLR between 80.5% and 82.5%.

Triple-S Management Corporation

•
In the Medicare Advantage business, the Company continues to expect full year member month enrollment to be between 1.25 million and 1.35 million, and now expects full year MLR for 2018 between 84% and 86%, an improvement from the previous expectation of 85% to 87%.

•
The Company has raised expectations for Life insurance premiums earned for 2018 between $165 million and $167 million.  The Company’s previous outlook for Life insurance 2018 premiums earned was between $160 million and $164 million.

•	The Company continues to expect Property and Casualty premiums earned for 2018 between $82 million and $86 million.

•
Finally, the Company’s expectation for consolidated operating expenses for the full year 2018 are now between $550 million and $555 million, mostly reflecting higher expenses related to the Medicare open enrollments and implementation expenses of the new Medicaid model.  The Company’s previous outlook was for consolidated operating expenses for full year 2018 between $530 million and $545 million.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its financial results for the three months ended September 30, 2018. To participate, callers within the U.S. and Canada should dial 1-800-479-1004 and international callers should dial 1-323-794-2597 at least five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

In addition, a replay will be available through November 22, 2018 by calling 1-844-512-2921 or 1-412-317-6671 and entering passcode 5201960. A replay will also be available at www.triplesmanagement.com for 30 days.

Triple-S Management Corporation

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 55 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks. It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

Non-GAAP Financial Measures

This earnings release presents information about the Company’s adjusted net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

Triple-S Management Corporation

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	A downgrade in the Government of Puerto Rico’s debt
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation

Earnings Release Schedules and Supplementary Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation

Exhibit I

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
Unaudited

	September 30, 2018	December 31, 2017
Assets

Investments	$1,615,707	$1,605,477
Cash and cash equivalents	107,091	198,941
Premium and other receivables, net	632,897	899,327
Deferred policy acquisition costs and value of business acquired	209,205	200,788
Property and equipment, net	78,445	74,716
Other assets	175,083	137,516

Total assets	$2,818,428	$3,116,765

Liabilities and Stockholders' Equity

Policy liabilities and accruals	$1,688,030	$1,761,553
Accounts payable and accrued liabilities	280,879	410,457
Long-term borrowings	29,681	32,073

Total liabilities	1,998,590	2,204,083

Stockholders’ equity:
Common stock	22,937	23,578
Other stockholders’ equity	797,572	889,786

Total Triple-S Management Corporation stockholders’ equity	820,509	913,364

Non-controlling interest in consolidated subsidiary	(671)	(682)

Total stockholders’ equity	819,838	912,682

Total liabilities and stockholders’ equity	$2,818,428	$3,116,765

Triple-S Management Corporation

Exhibit II

Condensed Consolidated Statements of Earnings
(dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018		2017
Revenues:
Premiums earned, net	$742,445	$714,325	$	$ 2,236,249	$2,139,489
Administrative service fees	3,802	3,391		11,216	12,318
Net investment income	16,168	12,395		45,630	37,109
Other operating revenues	1,575	941		4,234	3,027

Total operating revenues	763,990	731,052		2,297,329	2,191,943

Net realized investment (losses) gains on sale of securities	(956)	3,753		1,065	8,143
Net unrealized investment gains (losses) on equity investments	5,632	-		(11,343)	-
Other income, net	1,943	3,409		3,600	6,521

Total revenues	770,609	738,214		2,290,651	2,206,607

Benefits and expenses:
Claims incurred	648,580	583,625		1,959,707	1,815,785
Operating expenses	141,026	119,145		408,772	348,811

Total operating costs	789,606	702,770		2,368,479	2,164,596

Interest expense	2,000	1,709		5,515	5,116

Total benefits and expenses	791,606	704,479		2,373,994	2,169,712

(Loss) income before taxes	(20,997)	33,735		(83,343)	36,895

Income tax (benefit) expense	(3,430)	11,824		(30,944)	6,622

Net (loss) income	(17,567)	21,911		(52,399)	30,273

Net (loss) income attributable to the non-controlling interest	-	(1)		1	(2)

Net (loss) income attributable to Triple-S Management Corporation	$(17,567)	$21,912		$(52,400)	$30,275

Earnings per share attributable to Triple-S Management Corporation:

Basic net (loss) income per share	$(0.77)	$0.91		$(2.27)	$1.25
Diluted net (loss) income per share	$(0.77)	$0.91		$(2.27)	$1.25

Weighted average of common shares	22,895,582	24,142,192		23,058,754	24,177,344
Diluted weighted average of common shares	22,895,582	24,208,022		23,058,754	24,231,708

Triple-S Management Corporation

Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar amounts in thousands)
Unaudited

	For the Nine Months Ended September 30,
	2018	2017

Net cash (used in) provided by operating activities	$(3,928)	$191,849

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	1,042,720	287,223
Fixed maturities matured/called	18,133	15,503
Securities held to maturity - fixed maturities matured/called	2,066	1,546
Equity investments sold	150,024	38,318
Other invested assets sold	2,040	-
Acquisition of investments:
Securities available for sale - fixed maturities	(1,113,587)	(260,538)
Securities held to maturity - fixed maturities	(2,238)	(1,550)
Equity investments	(113,108)	(75,507)
Other invested assets	(38,501)	-
Increase in other investments	(144)	(2,207)
Net change in policy loans	(603)	(696)
Net capital expenditures	(12,315)	(15,949)

Net cash used in investing activities	(65,513)	(13,857)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	9,104	8,371
Repayments of long-term borrowings	(2,427)	(2,028)
Repurchase and retirement of common stock	(22,390)	(12,553)
Proceeds from policyholder deposits	14,726	12,130
Surrender of policyholder deposits	(21,422)	(17,398)

Net cash used in financing activities	(22,409)	(11,478)

Net increase in cash and cash equivalents	(91,850)	166,514

Cash and cash equivalents, beginning of period	198,941	103,428

Cash and cash equivalents, end of period	$107,091	$269,942

Triple-S Management Corporation

Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended September 30,				Nine months ended September 30,
(dollar amounts in millions)	2018	2017	Percentage Change		2018	2017	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$197.3	$198.9	(0.8%)		$590.8	$607.4	(2.7%)
Medicare	283.6	264.3	7.3%		851.3	788.5	8.0%
Medicaid	199.8	190.9	4.7%		603.9	560.3	7.8%
Total Managed Care	680.7	654.1	4.1%		2,046.0	1,956.2	4.6%
Life Insurance	42.3	40.9	3.4%		125.1	121.4	3.0%
Property and Casualty	20.2	19.9	1.5%		67.1	63.4	5.8%
Other	(0.8)	(0.6)	(33.3%)		(1.9)	(1.5)	(26.7%)
Consolidated premiums earned, net	$742.4	$714.3	3.9%		$2,236.3	$2,139.5	4.5%
Operating revenues (loss): [1]
Managed Care	$692.4	$663.0	4.4%		2,077.8	$1,984.6	4.7%
Life Insurance	48.7	47.0	3.6%		144.2	139.9	3.1%
Property and Casualty	22.7	22.0	3.2%		74.8	69.6	7.5%
Other	0.2	(0.9)	122.2%		0.5	(2.2)	122.7%
Consolidated operating revenues	$764.0	$731.1	4.5%		$2,297.3	$2,191.9	4.8%
Operating income (loss): [2]
Managed Care	$14.2	$34.8	59.2%		$26.3	$19.2	37.0%
Life Insurance	5.7	4.5	26.7%		14.6	13.4	9.0%
Property and Casualty	(46.9)	(11.1)	(322.5%)		(114.8)	(5.2)	(2107.7%)
Other	1.4	0.1	1300.0%		2.7	(0.1)	2800.0%
Consolidated operating (loss) income	$(25.6)	$28.3	(190.5%)		$(71.2)	$27.3	(360.8%)
Operating margin: [3]
Managed Care	2.1%	5.2%	-310	bp	1.3%	1.0%	30	bp
Life Insurance	11.7%	9.6%	210	bp	10.1%	9.6%	50	bp
Property and Casualty	(206.6%)	(50.5%)	-15,610	bp	(153.5%)	(7.5%)	-14,600	bp
Consolidated	(3.4%)	3.9%	-730	bp	(3.1%)	1.2%	-430	bp
Depreciation and amortization expense	$3.0	$3.4	(11.8%)		$9.9	$9.8	1.0%

[1]	Operating revenues include premiums earned, net, administrative service fees and net investment income.
[2]	Operating income or loss include operating revenues minus operating costs. Operating costs include claims incurred and operating expenses.
[3]	Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation

Additional Data	Three months ended September 30,		Nine months ended September 30,
(Unaudited)	2018	2017	2018	2017
Managed Care
Member months enrollment:
Commercial:
Fully-insured	939,110	994,409	2,840,884	3,009,252
Self-insured	427,791	495,616	1,317,244	1,504,283
Total Commercial	1,366,901	1,490,025	4,158,128	4,513,535
Medicare Advantage	334,836	368,102	1,008,063	1,095,086
Medicaid	1,191,681	1,138,162	3,564,769	3,480,525
Total member months	2,893,418	2,996,289	8,730,960	9,089,146
Claim liabilities (in millions)			$413.3	$356.3
Days claim payable			65	57
Premium PMPM:
Managed Care	$276.08	$261.57	$275.97	$257.91
Commercial	210.09	200.02	207.96	201.84
Medicare Advantage	846.98	718.01	844.49	720.03
Medicaid	167.66	167.73	169.41	160.98
Medical loss ratio:	83.2%	82.4%	84.7%	87.2%
Commercial	84.5%	73.1%	82.0%	79.1%
Medicare Advantage	80.3%	83.3%	84.4%	89.3%
Medicaid	85.9%	91.0%	87.9%	92.9%
Adjusted medical loss ratio: [1]	84.1%	80.2%	85.4%	86.4%
Commercial	83.3%	70.9%	83.5%	78.2%
Medicare Advantage	82.7%	82.0%	85.1%	89.0%
Medicaid	87.3%	87.3%	87.8%	91.5%
Adjusted medical loss ratio excluding impact of hurricanes: [2]	84.1%	85.2%	85.4%	88.0%
Commercial	83.3%	79.2%	83.5%	81.0%
Medicare Advantage	82.7%	87.8%	85.1%	91.0%
Medicaid	87.3%	87.8%	87.8%	91.6%
Consolidated loss ratio:
Loss ratio	87.4%	81.7%	87.6%	84.9%
Adjusted loss ratio [1]	88.2%	79.6%	88.3%	84.1%
Adjusted loss ratio excluding impact of hurricanes [3]	80.3%	84.0%	81.9%	85.6%
Property and Casualty loss ratio:
Loss ratio	288.1%	110.8%	231.1%	68.6%
Loss ratio excluding impact of hurricanes [4]	23.5%	35.0%	34.6%	44.4%
Operating expense ratio:
Consolidated	18.9%	16.6%	18.2%	16.2%
Managed Care	16.4%	13.5%	15.4%	13.2%

1 The adjusted medical loss ratio and adjusted consolidated loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in the corresponding period.
2 The adjusted medical loss ratio excluding impact of hurricanes accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in the corresponding period, as well as adjusts the 2017 periods for the estimated impact in utilization following the hurricanes.
3 The consolidated loss ratio excluding impact of hurricanes accounts for the Managed Care segment’s subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in the corresponding period, as well as adjusts the 2017 period for the estimated impact in utilization following the hurricanes.  In addition, it excludes the adverse reserve development experienced in the Property and Casualty segment in 2018 periods as well as the net retained losses incurred in the 2017 period.
4 The Property and Casualty loss ratio excluding impact of hurricanes excludes the adverse reserve development experienced by this segment in 2018 periods as well as the net retained losses incurred in the 2017 period.

Triple-S Management Corporation

Managed Care Membership by Segment	As of September 30,
	2018	2017
Members:
Commercial:
Fully-insured	313,729	328,777
Self-insured	140,094	163,721
Total Commercial	453,823	492,498
Medicare Advantage	111,389	123,194
Medicaid	394,149	379,199
Total members	959,361	994,891

Triple-S Management Corporation

Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Adjusted Net (Loss) Income
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(dollar amounts in millions)	2018	2017	2018	2017
Net (loss) income	$(17.6)	$21.9	$(52.4)	$30.3
Less adjustments:
Net realized investment (losses) gains, net of tax	(0.8)	3.0	0.8	6.5
Unrealized gains (losses) on equity investments	4.5	-	(9.1)	-
Private equity investment income (loss), net of tax	0.9	0.2	1.3	0.4
Adjusted net (loss) income	$(22.2)	$18.7	$(45.4)	$23.4
Adjusted net (loss) income per share	$(0.97)	$0.77	$(1.96)	$0.97

	Adjusted Net (Loss) Income and Operating (Loss) Income Excluding Hurricanes Impact
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(dollar amounts in millions)	2018	2017	2018	2017
Adjusted net (loss) income	$(22.2)	$18.7	$(45.4)	$23.4
Less hurricanes impact:
2018 Property and Casualty Hurricane Maria unfavorable prior period reserve development, net of tax	(35.9)	-	(85.4)	-
2017 Hurricanes impact in Managed Care segment, net of tax	-	19.2	-	19.2
2017 Hurricanes Irma and Maria net retained losses in Property and Casualty segment, net of tax	-	(13.9)	-	(13.9)
Adjusted net income excluding hurricanes impact	$13.7	$13.4	$40.0	$18.1
Adjusted net income per share excluding hurricanes impacts	$0.60	$0.55	$1.73	$0.74
Operating (loss) income	$(25.6)	$28.3	$(71.2)	$27.3
Less hurricanes impact:
2018 Property and Casualty Hurricane Maria unfavorable prior period reserve development	(52.3)	-	(128.7)	-
2017 Hurricanes impact in Managed Care segment	-	31.4	-	31.4
2017 Hurricanes Irma and Maria net retained losses in Property and Casualty segment	-	(17.3)	-	(17.3)
Operating Income excluding hurricanes impact	$26.7	$14.2	$57.5	$13.2

Adjusted net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management believes that the use of this adjusted net income and adjusted net income per share provides investors and management useful information about the earnings impact of realized and unrealized investment gains or losses, as well as other non-recurring items impacting the Company’s results of operations. We are also including adjusted net income and operating income excluding the impact of the unfavorable prior period reserve development of Hurricane Maria reserves recognized by the Property and Casualty segment in the 2018 periods and the estimated hurricane-related impact in the Managed Care and Property and Casualty segments in the 2017 period as Management believes this metric provides useful information about the financial performance of the Company’s underlying business. These non-GAAP metrics do not consider all of the items associated with the Company’s operations as determined in accordance with GAAP. As a result, one should not consider these measures in isolation.

###